[GRAPHIC OMITTED]                                                 Press Release
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                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                         Contact: Lynda L. Glass
                                                                    717.339.5085

                                ACNB CORPORATION
                            REPORTS 2005 EARNINGS AND
                           2006 FIRST QUARTER DIVIDEND


GETTYSBURG, Pa., February 10---ACNB Corporation reported net income of $7,376,000 for year-end 2005, compared to $9,308,000 at year-end 2004. As expected, the earnings decline was strongly influenced by two significant events in 2004 that did not repeat in 2005: (1) securities gains of $1.1 million and
(2) historical tax credits in excess of $800,000 that were generated from a low income, community housing project. In addition, the flat yield curve environment of 2005 resulted in interest expense increasing by 29%, while interest income increased by only 12%. Net income on a per share basis amounted to $1.36 and $1.71 for 2005 and 2004, respectively.

       Other significant factors that affected net income in 2005 were: (1) net interest income for 2005 was 2.9% higher than 2004; (2) Russell Insurance Group, in its first year with ACNB Corporation, generated over $1 million in pre-tax income; (3) the Trust Department experienced one of its most productive years ever, generating fee income in excess of $700,000; and, (4) increases in other expenses were impacted by additional compliance costs, employee medical premium increases, the opening of two new branch offices in New Oxford and the Adams Commerce Center, as well as the opening of the Operations Center to serve the future technology, training and administrative needs of the Corporation.

      Dividends paid to shareholders for 2005 totaled $4,947,000, or $.91 per share. In 2004, $.90 per share was paid to shareholders in the form of cash dividends for the year. On January 24, 2006, the Board of Directors approved the 2006 first quarter cash dividend of $.21 per share, which is the same dividend amount as the first quarter of 2005. The 2006 first quarter cash dividend is payable on March 15, 2006, to shareholders of record on March 1, 2006.

      Total assets of ACNB Corporation on December 31, 2005, were $945 million---an increase of 2% from $924 million at December 31, 2004. Deposits increased by 5% over a year ago to $679 million. Total loans rose by 12% to $493 million, as compared to December 31, 2004. A 1% decrease in shareholders' equity resulted in an aggregate of $73.9 million on December 31, 2005.

     ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of seventeen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in sixteen states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.


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ACNB #2006-01
February 10, 2006